                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                                  EXHIBIT 11

                                                                                YEAR ENDED    YEAR ENDED     YEAR ENDED
                                                                               SEPTEMBER 30, SEPTEMBER 30,  SEPTEMBER 30,
                                                                                   1995          1996           1997
                                                                                   ----          ----           ----
                                                                                  (in thousands except per share data)
Income (loss) before extraordinary item.......................................  $  (42,963)   $   32,383     $    4,755
                                                                                ==========    ==========     ==========
Net income (loss).............................................................  $  (42,963)   $   32,383     $     (498)
                                                                                ==========    ==========     ==========
Weighted average number of common shares
  outstanding - primary:
     Common shares outstanding................................................      27,870        31,014         28,781
     Stock Options and Rights.................................................           -             -            676
     Warrants.................................................................           -             -             17
                                                                                ----------    ----------     ----------
                                                                                    27,870        31,014         29,474
                                                                                ==========    ==========     ==========

  Primary income (loss) per share before extraordinary item...................  $    (1.54)   $     1.04     $     0.16
                                                                                ==========    ==========     ==========
  Primary net income (loss) per share.........................................  $    (1.54)   $     1.04     $    (0.02)
                                                                                ==========    ==========     ==========

Weighted average number of common shares
  outstanding - primary:
     Common shares outstanding................................................      27,870        31,014         28,781
     Stock Options and Rights.................................................           -             -            975
     Warrants.................................................................           -             -            411
                                                                                ----------    ----------     ----------
                                                                                    27,870        31,014         30,167
                                                                                ==========    ==========     ==========

Fully diluted income (loss) per share before extraordinary item...............  $    (1.54)   $     1.04     $     0.16
                                                                                ==========    ==========     ==========
Fully diluted net income (loss) per share.....................................  $    (1.54)   $     1.04     $    (0.02)
                                                                                ==========    ==========     ==========

Note: Common stock equivalents (stock options, rights and warrants) were anti-dilutive in fiscal 1995 and were less than three percent dilutive in fiscal 1996. Accordingly, they are not presented herein.